Exhibit 5.1

February 6, 2019

Premier, Inc.

13034 Ballantyne Corporate Place

Charlotte, NC 28277

Re: Premier, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

In my capacity as General Counsel of Premier, Inc., a Delaware corporation (the “Company”), I have examined the registration statement on Form S-8 (the “Registration Statement”), in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of an aggregate of 3,500,000 shares of Class A common stock, par value $0.01 per share (the “Shares”), issuable under the Premier, Inc. 2013 Equity Incentive Plan, as amended and restated effective December 7, 2018 (the “Plan”). In connection with this matter, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinions expressed herein.

As to factual matters, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such documents.

I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

My opinion is limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I am not admitted to the practice of law in the State of Delaware. My opinion is as of the date hereof, and I am under no obligation to advise you of any change in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ David L. Klatsky
David L. Klatsky General Counsel